Exhibit 99.2

Dakota Territory Resource Corp Announces Agreement to Purchase Maitland Gold Property

Key Property Acquisition to Consolidate Homestake Corridor

Lead, South Dakota, October 19, 2020 -- Dakota Territory Resource Corp (OTCQB: DTRC) ("Dakota Territory" or the "Company"), is pleased to announce that Dakota Territory has entered into a definitive agreement to purchase the Maitland Gold Property in the Black Hills of South Dakota from Homestake Mining Company of California, a wholly owned subsidiary of Barrick Gold Corporation (“Barrick”). Pursuant to the terms of the definitive agreement, the Company has agreed to pay consideration to Barrick comprised of $3.5 million cash and the issuance of 3 million shares of Dakota Territory’s common stock. Additionally, Barrick will retain a 2.5% net smelter returns (NSR) royalty on the property.

The 2,112 mineral-acre Maitland acquisition will secure an important component of the Company’s strategy for the structural corridor that extends from the Homestake Gold Mine to the Company’s Blind Gold Property at the northern end of the District. The purchase serves to extend the target area at the Blind Gold Property and also covers Homestake’s “North Drift” gold discovery of the late 1980’s at the southern end of the property. Completion of the acquisition remains subject to satisfaction of certain conditions that are customary for a transaction of this nature and the acquisition is expected to be completed on or about October 23, 2020.

“This is a major step forward for Dakota Territory Resource Corp” commented President and CEO, Jerry Aberle. “Dakota Territory Resource Corp was founded as a South Dakota enterprise as a direct result of our mining and exploration experience here in Black Hills. We have deep roots with Homestake, including our Advisory Board that is still comprised of four former senior executives of Homestake Mining Company. We are pleased to be in a position to resume work at the Maitland Property and very excited to welcome Barrick as a shareholder.”

About Dakota Territory Resource Corp

Dakota Territory Resource Corp is a Nevada Corporation with offices located at Lead, South Dakota. Dakota Territory is committed to creating shareholder value through the acquisition and responsible exploration and development of high caliber gold properties in the Black Hills of South Dakota.

Dakota Territory maintains 100% ownership of seven gold properties covering approximately 14,350 acres in the heart of the Northern Black Hills of South Dakota, including the Blind Gold, City Creek, West Corridor, Homestake Paleoplacer, Ragged Top, Tinton and Maitland Properties. Dakota Territory is uniquely positioned to leverage Management’s extensive exploration and mining experience in the District with Homestake Mining Company. For more information on Dakota Territory, please visit the Company's website at http://DakotaTRC.com/.

Investor Relations

Investor Relations Contact: For more information, please contact Dakota Territory Resource Corp (605) 717-2540

Cautionary Note to U.S. Investors

The United States Securities and Exchange Commission ("SEC") limits disclosure for U.S. reporting purposes to mineral deposits that a company can economically and legally extract or produce. Our property currently does not contain any known proven or probable ore reserves under SEC reporting standards. Our reference above to the various formations and mineralization believed to exist in our property as compared to historical results and estimates from other property in the district is illustrative only for comparative purposes and is no indication that similar results will be obtained with respect to our property. U.S. investors are urged to consider closely the disclosure in our latest reports filed with the SEC. You can review and obtain copies of these filings at http://www.sec.gov/edgar.shtml.